Exhibit 4.3

CELCUITY INC.

AMENDMENT TO

PLACEMENT AGENT’S WARRANTS

THIS AMENDMENT, dated February ___, 2024, is made by Celcuity Inc., a Delaware corporation (the “Company”) to amend those certain Warrants (“Warrants”) originally issued as of __________, 201_,1 to Cedar Point Capital, LLC, as placement agent, granting the Holder named therein, or its registered assigns, the right to subscribe for and purchase from the Company, at any time after the date thereof up to and including 5:00 p.m. Minneapolis, Minnesota time on __________, 202_, (the “Expiration Date”), the number of fully paid and non-assessable Warrant Shares set forth in the applicable Warrant at the Warrant Exercise Price of $___ per share, all subject to the terms and conditions set forth in the Warrants. Capitalized terms used in this Amendment, but not otherwise defined herein, shall have the meanings given to them in the Warrants.

A. The Company desires to amend the Warrants to provide the Holders thereof the option to exercise the Warrants on a “cashless” basis.

B. Pursuant to Section 9(c) of the Warrants, the Warrants or any term hereof may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company agrees as follows:

1. Amendment to Warrants. The first paragraph of Section 2(a) of the Warrants is hereby amended and restated in its entirety to read as follows:

“(a) Exercise. Subject to the provisions of Section 2(a)(ii) hereof, the rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part (but not as to a fractional Warrant Share), by written notice of exercise (in the form attached hereto) delivered to the Company at its principal office prior to the Expiration Date and accompanied or preceded by the surrender of this Warrant and payment of the aggregate Warrant Exercise Price for the Warrant Shares purchased upon such exercise. Payment of the aggregate Warrant Exercise Price shall be made, at the option of the Holder, by the following methods:

(x) by delivery to the Company of a check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such aggregate Warrant Exercise Price; or

(y) through a “cashless exercise”, without payment of any cash consideration or other immediately available funds, in which event the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

[1]	Agent’s Warrants issued 01/14/2016, Expiration Date 01/14/2026, Warrant Exercise Price $7.5628 per share;
Agent’s Warrants issued 05/02/2016, Expiration Date 05/02/2026, Warrant Exercise Price $7.5628 per share;
Agent’s Warrants issued 04/28/2017, Expiration Date 04/28/2027, Warrant Exercise Price $8.4208 per share;
Agent’s Warrants issued 05/17/2017, Expiration Date 05/17/2027, Warrant Exercise Price $8.4208 per share.

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised (inclusive of the Warrant Shares surrendered to the Company in payment of the aggregate Warrant Price);

“A” equals the last reported sale price of a share of Common Stock during the regular daily trading session on the Nasdaq Capital Market on the trading day immediately preceding the date on which the Holder delivers a valid notice of exercise (the “Fair Market Value”); and

“B” equals the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act of 1933, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the U.S. Securities and Exchange Commission continues to take the position that such treatment is proper at the time of such exercise).”

2. Form of Notice of Exercise. A Holder electing to exercise a Warrant on a cashless basis may use the form of notice of exercise attached hereto as Exhibit A.

3. No Other Amendments. Other than as specifically set forth herein, all other terms and provisions of the Warrants shall remain unaffected by the terms of this Amendment and shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

CELCUITY, INC.

By:	/s/ Brian F. Sullivan
Brian F. Sullivan
Chief Executive Officer

2

Exhibit A

NOTICE OF EXERCISE OF WARRANT

To be signed by the registered Holder in order to exercise the Warrant

TO:	CELCUITY INC.

The undersigned Holder hereby irrevocably elects to exercise the attached Warrant with respect to __________________ of the Warrant Shares issuable upon the exercise of such Warrant. Payment of the Warrant Exercise Price for such Warrant Shares shall take the form of [check the applicable box below]:

☐	Check payable to the order of the Company or wire transfer of immediately available funds to an account designated in writing by the Company; or

☐	Cancellation of such number of Warrant Shares that have an aggregate Fair Market Value as of the date of this notice of exercise that satisfies the aggregate Warrant Exercise Price for the total number of Warrant Shares set forth above (which is inclusive of the Warrant Shares surrendered to the Company in payment of the aggregate Warrant Price), in accordance with the formula set forth in Section 2(a)(y) of the Warrant.*

Please issue such Warrant Shares in book entry form (together with a new Warrant to purchase the number of Warrant Shares, if any, with respect to which the attached Warrant is not exercised) in the name of the following person:

Name in which Shares shall be registered
(please print)

Social security or tax identification number:

Address:

Dated: ______________________
Signature of Holder**

Name of Holder (please print)

Title of signatory (if signing for an entity)

*	The number of Warrant Shares issued will be the number of Warrant Shares with respect to which the Warrant is exercised, minus the number of Warrant Shares cancelled to satisfy the Warrant Exercise Price.

**	The signature on this Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.